Exhibit 4.1

                       $125,000 NEGOTIABLE PROMISSORY NOTE

                                                                   April 1, 2004


         For value received, on March 31, 2006, General DataComm Industries, Inc, having an office at 6 Rubber Avenue, Naugatuck CT 06770 ("Payor"), promises to pay to the order of Howard S. Modlin, having an office at 445 Park Avenue, 15th floor, New York, New York 10022 ("Payee"), with interest at the rate of 10% per annum on the unpaid balance thereof from April 1, 2004, the principal sum of $125,000 in lawful money of the United States of America. This Note may be prepaid at any time without penalty or premium. Interest which accrues during each calendar month shall be paid on the first day of the following calendar month during the term of this Note except the first interest payment shall be made August 1, 2004. This Note evidences a loan made to Payor by Payee in the sum of $125,000 for the purpose of Payor paying and replacing indebtedness of a similar amount owed to Ableco Finance LLC, as Agent, and the Lenders, under Loan and Security Agreement dated as of August 20, 2002.

           1. Payment of this Note is unconditional and shall be made without defense, counterclaim or offset, any defense to be asserted in a separate suit. If payment is not made at maturity or upon the occurrence of a Default, then interest shall accrue from such date until paid in full at the rate of 12% per annum or the maximum permitted by law, whichever is less. This Note is secured by a security agreement dated December 30, 2003, as amended.

            2.(a) At the option of the Payee or holder the principal amount of this Note may be converted in whole or in part into Common Stock of the Payor at the conversion price of $.5625 per share by written notice designating the amount thereof being converted in minimum multiples of $10,000 principal amount or integral multiples thereof. The Payee or holder acknowledges any shares of Common Stock issued on conversion will not be registered under the Securities Act of 1933, as amended and must be held for investment without a view to distribution and the certificates for such shares shall bear a restrictive legend therefor. The Payor shall issue a replacement note for this Note in the event of any conversion for the remaining balance thereof.

              (b) (a) If additional shares of Common Stock are issued by the Payor pursuant to a stock split or stock dividend in excess of 5% in any one fiscal year of the Payor, the number of shares of Common Stock then issuable on conversion shall be increased proportionately with no increase in the principal amount of this Note being converted. In the event that the shares of common stock of the Payor are reduced at any time by a combination of shares, the number of shares of common stock then issuable on conversion herein shall be reduced proportionately with no reduction in the principal amount of this Note being converted. If the Payor shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Payor shall be sold or exchanged, the Payee shall, at the time of issuance of the stock under such a corporate event, be entitled to receive upon the conversion of this Note, the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares receivable on conversion of this Note.

           3. The term "Default" as used herein shall mean the failure of Payor to pay the principal or interest on this Note when due or the failure of Payor to perform any other obligation (including the obligations under Paragraphs 2(a) or (b) when required, or the security agreement securing this Note) or if an Event of Default exists under the Payor's Loan and Security Agreement with Ableco Finance LLC and such indebtedness is accelerated.

           4. Payor agrees to pay all costs and expenses of collection, including reasonable attorney's fees, in the event of acceleration of this Note by Payee or holder following Default.

           5. Presentation for payment, notice of dishonor, protest and notice of protest are hereby waived.

           6. This Note shall be governed by the laws of the State of Connecticut. The Payor of this Note hereby submits to the exclusive jurisdiction of the courts of general jurisdiction of the State of Connecticut , and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Note, that it is not subject thereto or that such action, suit or proceeding may not be brought or it is not maintainable in such courts, or that this Note may not be enforced in or by such courts, or that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Payor by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided above.

                                        GENERAL DATACOMM INDUSTRIES, INC.


                                        By: /s/ WILLIAM G. HENRY
                                            ------------------------------------
                                            William G. Henry
                                            Title: Vice President, Finance
                                                   and Administration

                                       2